McCORMICK REPORTS 2023 FINANCIAL RESULTS AND PROVIDES 2024 OUTLOOK
HUNT VALLEY, Md., Jan. 25, 2024 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2023 and provided its financial outlook for fiscal year 2024.

•For the fourth quarter, sales increased 3% from the year-ago period and, in constant currency, sales increased 2%. Earnings per share was $0.81 compared to $0.69 in 2022 and Adjusted earnings per share was $0.85 compared to $0.73 in 2022.

•For fiscal year 2023, sales increased 5% from the prior year and, in constant currency, sales grew 6%. Earnings per share of $2.52 was comparable to 2022. Adjusted earnings per share was $2.70 compared to $2.53 in 2022.

•Cash flow from operations grew to a record $1.2 billion for fiscal year 2023. In November, the Board authorized an 8% increase to the quarterly dividend, marking the 38th consecutive year of dividend increases.

•The Company's 2024 outlook reflects its commitment to strengthen volume trends and prioritize investments to drive profitable results and return to differentiated volume-led growth as the year progresses.

President and CEO's Remarks

Brendan M. Foley, President and CEO, stated, “As I reflect on our results for 2023, I am proud of the progress we made to advance our business. For the better part of the year, we drove sequential improvement in volume trends and while the fourth quarter was impacted by a pressured consumer exhibiting more value-seeking behavior, our prioritized investments drove volume improvements in several key areas within our portfolio. In areas that were below our expectations, we understand the challenges, are addressing them, and are confident we will drive improved volume trends in 2024.

“For the full year, we meaningfully strengthened our gross and operating margins while also significantly investing with a focus on returning to sustainable volume growth. Our margin performance reflects the cost savings from our CCI and GOE programs as well as effective price realization. We ended 2023 meeting the cost recovery plans we had in place as we entered the year. Additionally, we significantly improved our cash flow, paid down debt, and reduced our leverage ratio. Our improved profitability and cash generation will help fuel continued business investments early in 2024 to drive improved volume performance, which will build throughout the year.

“We have a strong foundation with powerful brands, effective strategies, and continued demand for flavor. With our flavor leadership and continued investments, we are committed to vigorously fueling category growth with our differentiated portfolio. In 2023, we refined our plans and prioritized our investments in key areas. The initiatives within our growth levers, including targeted price gap management, increased brand marketing, new products, and packaging renovation have already proven to strengthen our volume trends and drive momentum in these areas.

“As CEO, I plan to drive an ambitious growth agenda that capitalizes on our strong business fundamentals as well as the value of our brands and proven capabilities with a renewed sense of urgency and speed to deliver on our strategic priorities. I fully expect that the initiatives we have in place will position us to return to long-term differentiated growth and our cost optimization efforts will support our investments as well as drive enhanced profit realization. For 2024, we appreciate the uncertainty in the consumer environment and we are taking a more cautious view in our outlook. Importantly, we remain committed to our long-term financial algorithm and driving sustained value creation through top line growth and margin expansion.

“Lastly, I want to recognize our global team's commitment, dedication, and engagement to enable McCormick to bring joy to millions of consumers around the world. I am proud of our people-first culture, and we will continue to further elevate this culture and build our next generation of leaders and capabilities. This is one of our most important commitments, as our teams around the world drive our momentum and success, and I am grateful for and energized by both their ongoing contributions and the results that they are driving. Our business fundamentals remain strong, and we are confident we will continue to not only deliver profitable growth, but also drive total shareholder return at an industry-leading pace.”

Fourth Quarter 2023 Results

McCormick reported a 3% sales increase in the fourth quarter from the year-ago period, or 2% sales growth in constant currency. Constant currency sales growth reflected a 5% increase from pricing actions partially offset by a 3% volume decline. As expected, the benefit from lapping prior year COVID-related disruption in China was fully offset by the impacts of Company's strategic decisions to discontinue low margin business and divest a small canning business in the Flavor Solutions segment. Underlying volume performance was impacted in both segments by a pressured consumer exhibiting more value-seeking behavior, which resulted in lower consumption.

Gross profit margin expanded 320 basis points versus the fourth quarter of last year. This expansion was driven by favorable product mix, cost savings led by the Company's Comprehensive Continuous Improvement (CCI) and Global Operating Effectiveness (GOE) programs and pricing actions that were partially offset by cost inflation. Selling, general and administrative expenses increased from the year-ago period driven by an increase in employee incentive compensation expense as well as higher brand marketing costs partially offset by CCI-led and GOE cost savings.

Operating income was $297 million in the fourth quarter of 2023 compared to $264 million in the fourth quarter of 2022. Excluding special charges, adjusted operating income was $311 million compared to $278 million in the year-ago period. In constant currency, adjusted operating income increased 11% from the year-ago period. This increase is primarily attributable to gross profit margin expansion partially offset by higher selling, general, and administrative expenses.

Earnings per share was $0.81 in the fourth quarter of 2023 compared to $0.69 in the fourth quarter of 2022. Special charges lowered earnings per share by $0.04 in both the fourth quarter of 2022 and the fourth quarter of 2023. Excluding these impacts, adjusted earnings per share was $0.85 in the fourth quarter of 2023 compared to $0.73 in the year-ago period. This increase was driven by higher operating income and higher income from unconsolidated operations driven by strong performance in our largest joint venture, McCormick de Mexico.

Fiscal Year 2023 Results

McCormick reported a 5% sales increase in 2023 as compared to 2022, or 6% in constant currency. Sales growth reflected an 9% increase from pricing actions partially offset by a 3% decrease in volume and product mix. The volume decline included a combined 1% unfavorable impact from the Kitchen Basics divestiture, the canning business divestiture, the exit of the Consumer business in Russia, and the Company's strategic decisions to discontinue low margin business.

Gross profit margin expanded 180 basis points versus 2022. This expansion was driven by cost savings led by the Company's CCI and GOE programs and pricing actions that were partially offset by cost inflation. Selling, general and administrative expenses increased from the year-ago period driven by an increase in employee incentive compensation expense as well as higher distribution and brand marketing costs partially offset by CCI-led and GOE cost savings.

Operating income was $963 million in 2023 compared to $864 million in 2022, with minimal impact from currency. Excluding transaction and integration expenses, as well as special charges, adjusted operating income was $1.02 billion compared to $917 million in the year-ago period. In constant currency, adjusted operating income increased 12% from the year-ago period. This increase is primarily attributable to gross profit margin expansion partially offset by higher selling, general, and administrative expenses.

Earnings per share was $2.52 in 2023 compared to $2.52 in the prior year. The net unfavorable impact of special charges lowered earnings per share by $0.18 in 2023. The net unfavorable impact of special charges, transaction and integration expenses, and the gain on the sale of the Kitchen Basics business lowered earnings per share by $0.01 in 2022. Excluding these impacts, adjusted earnings per share was $2.70 in 2023 compared to $2.53 in 2022. This increase was driven by higher operating income and higher income from unconsolidated operations driven by strong performance in our largest joint venture, McCormick de Mexico.

Net cash provided by operating activities was $1.2 billion in 2023 compared to $652 million in 2022. The increase was primarily due to higher operating income and working capital improvements, including lower inventory.

Fiscal Year 2024 Financial Outlook

McCormick's 2024 outlook reflects the Company's commitment to strengthen volume trends and prioritize investments to drive profitable results and return to differentiated volume-led growth as the year progresses. The Company's CCI and GOE programs are fueling growth investments while also driving operating margin expansion. Currency rates are expected to unfavorably impact sales, adjusted operating income and adjusted earnings per share by approximately 1%.

In 2024, McCormick expects sales to range between (2)% to 0% compared to 2023, or (1)% to 1% on a constant currency basis. The Company expects a favorable impact from the prior year's pricing actions. Through the power of its brands and its targeted investments, the Company expects to improve volume trends as the year progresses and return to volume growth, notwithstanding any new macroeconomic headwinds. The Company's strategic decisions in 2023 to discontinue low margin business and divest a small canning business will impact volume growth in 2024.

Operating income in 2024 is expected to grow by 8% to 10% from $963 million in 2023. The Company anticipates approximately $15 million of special charges in 2024 that relate to previous organizational and streamlining actions. Excluding the impact of special charges in 2024 and 2023, adjusted operating income is expected to increase 3% to 5%, or in constant currency 4% to 6%, driven by gross margin expansion partially offset by a significant increase in brand marketing investments.

McCormick projects 2024 earnings per share to be in the range of $2.76 to $2.81, compared to $2.52 of earnings per share in 2023. The Company expects special charges to lower earnings per share by $0.04 in 2024. Excluding these impacts, the Company projects 2024 adjusted earnings per share to be in the range of $2.80 to $2.85, compared to $2.70 of adjusted earnings per share in 2023, which represents an expected increase of 4% to 6%, or in constant currency 5% to 7%. For fiscal 2024, the Company expects strong cash flow driven by profit and working capital initiatives and anticipates returning a significant portion of cash flow to shareholders through dividends.

Business Segment Results

Consumer Segment

(in millions)	Three months ended		Year ended
	11/30/2023	11/30/2022	11/30/2023	11/30/2022
Net sales	$ 1,048.6	$ 1,037.8	$ 3,807.3	$ 3,757.9
Operating income, excluding special charges, transaction and integration expenses	235.2	235.2	735.5	710.7

Consumer segment sales increased 1% from the fourth quarter of 2022. In constant currency, sales were comparable to the year-ago period, reflecting a 4% increase from pricing actions, fully offset by a 4% decline in volume. The benefit from lapping the COVID-related disruptions in China was offset by the Company's strategic decision to discontinue low margin business.

•Consumer sales in the Americas declined 4% from the fourth quarter of 2022, with minimal impact from currency, and included a 2% unfavorable impact related to the discontinuation of business to drive margin improvement. The remaining decline was attributable to lower volume and product mix in several areas of the portfolio driven by a pressured consumer, partially offset by pricing. Notably, spices and seasonings grew driven by both pricing and volume.

•Consumer sales in Europe, Middle East, and Africa (EMEA) increased 18% compared to the year-ago period. In constant currency, sales increased 9% with pricing actions partially offset by lower volume and product mix.

•Consumer sales in the Asia Pacific (APAC) region grew by 28% compared to the year-ago period. In constant currency, sales increased 31% including an expected benefit from lapping the impact of China's prior year COVID-related disruption as well as strong volume and product mix growth outside of China and pricing actions across the region.

Consumer segment operating income, excluding special charges, was comparable to the fourth quarter of 2022, with minimal impact from currency. Pricing actions and cost savings were offset by lower volume, higher inflation, and brand marketing costs as well as an increase in employee incentive compensation.

Flavor Solutions Segment

(in millions)	Three months ended		Year ended
	11/30/2023	11/30/2022	11/30/2023	11/30/2022
Net sales	$ 704.2	$ 657.9	$ 2,854.9	$ 2,592.6
Operating income, excluding special charges, transaction and integration expenses	76.1	42.7	288.7	206.7

Flavor Solutions segment sales increased 7% from the fourth quarter of 2022. In constant currency, the sales growth was 5%, reflecting a 7% increase from pricing partially offset by lower volume of 2%. Included in the volume decline is a 1% impact from the canning business divestiture.

•In the Americas, Flavor Solutions sales rose 7% compared to the fourth quarter of 2022. In constant currency, sales increased 6% driven by pricing with volume comparable to the prior year.

•The EMEA region's Flavor Solutions sales increased 9% compared to the fourth quarter of 2022. In constant currency, sales grew 2% with pricing actions partially offset by lower volume and product mix. Included in this increase is a 3% decline from the canning business divestiture and a 1% decline related to the pruning of low margin business.

•The APAC region's Flavor Solutions sales increased by 3% compared to the fourth quarter of 2022. In constant currency, sales grew 5% reflecting a 6% increase from pricing actions partially offset by a 1% volume decline.

Flavor Solutions segment operating income, excluding special charges, grew by 78% in the fourth quarter of 2023 compared to the year-ago period, or 73% in constant currency. Pricing actions, cost savings, favorable product mix, and lapping elevated supply chain costs in the fourth quarter of last year more than offset higher inflation and an increase in employee incentive compensation.

Non-GAAP Financial Measures
The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

Special charges – In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses and income associated with certain actions undertaken by the Company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (generally including details with respect to estimated costs, which typically consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component, such as an asset impairment, or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected savings) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion. Special charges for the year ended November 30, 2022 include a $13.6 million gain associated with the sale of the Kohinoor brand name. We exited our Kohinoor rice product line in India in the fourth quarter of fiscal year 2021.

Transaction and integration expenses associated with the Cholula and FONA acquisitions – We exclude certain costs associated with our acquisitions of Cholula and FONA in November and December 2020, respectively, and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses,” include transaction costs associated with each acquisition, as well as integration costs following the respective acquisition, including the impact of the acquisition date fair value adjustment for inventories, together with the impact of discrete tax items, if any, directly related to each acquisition.

Gain on sale of Kitchen Basics - We exclude the gain realized upon our sale of our Kitchen Basics business in August 2022. The pre-tax gain associated with the sale was $49.6 million for the year ended November 30, 2022.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended	Year Ended

	11/30/2023	11/30/2022	11/30/2023	11/30/2022
Operating income	$ 297.2	$ 264.3	$ 963.0	$ 863.6
Impact of other transaction and integration expenses	—	—	—	2.2
Impact of special charges (1)	14.1	13.6	61.2	51.6
Adjusted operating income	$ 311.3	$ 277.9	$ 1,024.2	$ 917.4
% increase versus year-ago period	12.0%		11.6%
Operating income margin (2)	17.0%	15.6%	14.5%	13.6%
Impact of transaction and integration expenses and special charges (2)	0.7%	0.8%	0.9%	0.8%
Adjusted operating income margin (2)	17.7%	16.4%	15.4%	14.4%

Income tax expense	$ 57.1	$ 53.2	$ 174.5	$ 168.6
Impact of transaction and integration expenses	—	—	—	0.6
Impact of special charges (1)	3.5	2.6	14.5	13.3
Impact of sale of Kitchen Basics	—	—	—	(11.6)
Adjusted income tax expense	$ 60.6	$ 55.8	$ 189.0	$ 170.9
Income tax rate (3)	22.2%	23.3%	21.8%	20.7%
Impact of transaction and integration expenses, special charges, and sale of Kitchen Basics (3)	0.1%	(0.2) %	0.2%	0.2%
Adjusted income tax rate (3)	22.3%	23.1%	22.0%	20.9%

Net income	$ 219.3	$ 185.7	$ 680.6	$ 682.0
Impact of transaction and integration expenses	—	—	—	1.6
Impact of special charges (1)	10.6	11.0	46.7	38.3
Impact of after-tax gain on sale of Kitchen Basics	—	—	—	(38.0)
Adjusted net income	$ 229.9	$ 196.7	$ 727.3	$ 683.9
% increase versus year-ago period	16.9%		6.3%

Earnings per share - diluted	$ 0.81	$ 0.69	$ 2.52	$ 2.52
Impact of transaction and integration expenses	—	—	—	0.01
Impact of special charges (1)	0.04	0.04	0.18	0.14
Impact of after-tax gain on sale of Kitchen Basics	—	—	—	(0.14)
Adjusted earnings per share - diluted	$ 0.85	$ 0.73	$ 2.70	$ 2.53
% increase versus year-ago period	16.4%		6.7%

(1)	Special charges for the year ended November 30, 2022 include a $10.0 million non-cash intangible asset impairment charge associated with our exit of our business operations in Russia. Special charges for the year ended November 30, 2022 include a $13.6 million gain associated with the sale of the Kohinoor brand name. We exited our Kohinoor rice product line in India in the fourth quarter of fiscal 2021.

(2)	Operating income margin, impact of transaction and integration expenses and special charges, and adjusted operating income margin is calculated as operating income, impact of transaction and integration expenses and special charges, and adjusted operating income as a percentage of net sales for each period presented.

(3)	Income tax rate is calculated as income tax expense as a percentage of income from consolidated operations before income taxes. Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding transaction and integration expenses and special charges, and for 2023, the gain on a sale of a business, of $271.8 million and $859.9 million for the three months and year ended November 30, 2023, respectively, $241.9 million and $817.0 million for the three months and year ended November 30, 2022, respectively.
Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis,” is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the comparative year. Rates of constant currency growth (decline) follow:

	Three Months Ended November 30, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer Segment
Americas	(4.5)%	(0.1)%	(4.4)%
EMEA	18.5%	9.3%	9.2%
APAC	28.0%	(3.3)%	31.3%
Total Consumer segment	1.0%	1.0%	—%
Flavor Solutions Segment
Americas	7.1%	1.6%	5.5%
EMEA	8.7%	6.6%	2.1%
APAC	3.5%	(1.6)%	5.1%
Total Flavor Solutions segment	7.0%	2.2%	4.8%
Total net sales	3.4%	1.5%	1.9%
Adjusted operating income
Consumer segment	—%	0.2%	(0.2)%
Flavor Solutions segment	78.2%	4.8%	73.4%
Total adjusted operating income	12.0%	0.9%	11.1%

	Year Ended November 30, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer Segment
Americas	0.4%	(0.4)%	0.8%
EMEA	7.1%	0.9%	6.2%
APAC	(1.1)%	(6.2)%	5.1%
Total Consumer segment	1.3%	(0.8)%	2.1%
Flavor Solutions Segment
Americas	10.7%	1.1%	9.6%
EMEA	10.3%	(1.9)%	12.2%
APAC	5.6%	(5.4)%	11.0%
Total Flavor Solutions segment	10.1%	(0.2)%	10.3%
Total net sales	4.9%	(0.6)%	5.5%
Adjusted operating income
Consumer segment	3.5%	(0.9)%	4.4%
Flavor Solutions segment	39.7%	1.2%	38.5%
Total adjusted operating income	11.6%	(0.4)%	12.0%

To present “constant currency” information for the fiscal year 2024 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rates for 2024 and are compared to the 2023 results, translated into U.S. dollars using the same 2024 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2023. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2023 or projected shares outstanding for fiscal year 2024, as appropriate.

Projections for the Year Ending November 30, 2024
Percentage change in net sales	(2)% to 0%
Impact of unfavorable foreign currency exchange	1%
Percentage change in net sales in constant currency	(1)% to 1%

Percentage change in adjusted operating income	3% to 5%
Impact of unfavorable foreign currency exchange	1%
Percentage change in adjusted operating income in constant currency	4% to 6%

Percentage change in adjusted earnings per share - diluted	4% to 6%
Impact of unfavorable foreign currency exchange	1%
Percentage change in adjusted earnings per share - diluted in constant currency	5% to 7%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2024 and actual results for 2023:

Year Ended
	2024 Projection	11/30/23
Earnings per share - diluted	$2.76 to $2.81	$ 2.52
Impact of special charges	0.04	0.18
Adjusted earnings per share - diluted	$2.80 to $2.85	$ 2.70

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can also be found at this address.

Forward-Looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margin, earnings, cost savings, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense, and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan” and similar expressions. These statements may relate to: general economic and industry conditions, including consumer spending rates, recessions, interest rates, and availability of capital; expectations regarding sales growth potential in various geographies and markets, including the impact from brand marketing support, product innovation, and customer, channel, category, heat platform and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of pricing actions on the Company's results of operations and gross margins; the impact of price elasticity on our sales volume and mix; the expected impact of the inflationary cost environment on our business; the expected impact of factors affecting our supply chain, including the availability and prices of commodities and other supply chain resources including raw materials, packaging, labor, energy, and transportation; the expected impact of productivity improvements, including those associated with our CCI and GOE programs and Global Business Services operating model initiative; the ability to identify, attract, hire retain and develop qualified personnel and develop the next generation of leaders; the impact of the ongoing conflicts between Russia and Ukraine and Israel and Hamas, including the potential for broader economic disruption; expected working capital improvements; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt, working capital needs, planned capital expenditures, quarterly dividends and our ability to obtain additional short- and long- term financing or issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; the company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; the company's ability to drive productivity improvements, including those related to our CCI program and streamlining actions, including our GOE program; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crises; issues affecting the company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; the impact of the ongoing conflict between Russia and Ukraine and Israel and Hamas, including the potential for broader economic disruption; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of our amount of outstanding indebtedness and related level of debt service as well as the effects that such debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With over $6 billion in annual sales across 170 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick.

Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick

envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn.

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For information contact:
Investor Relations:
Faten Freiha - faten_freiha@mccormick.com
Global Communications:
Lori Robinson - lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Year ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Net sales	$ 1,752.8	$ 1,695.7	$ 6,662.2	$ 6,350.5
Cost of goods sold	1,051.5	1,071.3	4,159.7	4,076.0
Gross profit	701.3	624.4	2,502.5	2,274.5
Gross profit margin	40.0%	36.8%	37.6%	35.8%
Selling, general and administrative expense	390.0	346.5	1,478.3	1,357.1
Transaction and integration expenses	—	—	—	2.2
Special charges	14.1	13.6	61.2	51.6
Operating income	297.2	264.3	963.0	863.6
Interest expense	52.7	44.4	208.2	149.1
Other income, net	13.2	8.4	43.9	98.3
Income from consolidated operations before income taxes	257.7	228.3	798.7	812.8
Income tax expense	57.1	53.2	174.5	168.6
Net income from consolidated operations	200.6	175.1	624.2	644.2
Income from unconsolidated operations	18.7	10.6	56.4	37.8
Net income	$ 219.3	$ 185.7	$ 680.6	$ 682.0

Earnings per share - basic	$ 0.82	$ 0.69	$ 2.54	$ 2.54

Earnings per share - diluted	$ 0.81	$ 0.69	$ 2.52	$ 2.52

Average shares outstanding - basic	268.4	268.3	268.4	$ 268.2
Average shares outstanding - diluted	269.6	269.9	269.8	270.2

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	November 30, 2023	November 30, 2022
Assets
Cash and cash equivalents	$ 166.6	$ 334.0
Trade accounts receivable, net of allowances	587.5	573.7
Inventories	1,126.5	1,340.1
Prepaid expenses and other current assets	121.0	138.9
Total current assets	2,001.6	2,386.7
Property, plant and equipment, net	1,324.7	1,198.0
Goodwill	5,260.1	5,212.9
Intangible assets, net	3,356.7	3,387.9
Other long-term assets	919.2	939.4
Total assets	$ 12,862.3	$ 13,124.9

Liabilities
Short-term borrowings and current portion of long-term debt	$ 1,071.5	$ 1,507.3
Trade accounts payable	1,119.3	1,171.0
Other accrued liabilities	908.1	754.1
Total current liabilities	3,098.9	3,432.4
Long-term debt	3,339.9	3,642.3
Deferred taxes	861.2	866.3
Other long-term liabilities	478.8	484.7
Total liabilities	7,778.8	8,425.7
Shareholders’ equity
Common stock	2,199.6	2,138.6
Retained earnings	3,249.7	3,022.5
Accumulated other comprehensive loss	(388.6)	(480.6)
Total McCormick shareholders' equity	5,060.7	4,680.5
Non-controlling interests	22.8	18.7
Total shareholders’ equity	5,083.5	4,699.2
Total liabilities and shareholders’ equity	$ 12,862.3	$ 13,124.9

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Year Ended
	November 30, 2023	November 30, 2022
Operating activities
Net income	$ 680.6	$ 682.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	199.3	200.6
Stock-based compensation	63.4	60.3
Loss (gain) on sale of businesses and intangible assets	1.2	(63.2)
Asset impairment charge included in special charges	—	10.0
(Gain) loss on sale of assets	0.2	(0.5)
Deferred income tax expense (benefit)	(5.4)	21.8
Income from unconsolidated operations	(56.4)	(37.8)
Changes in operating assets and liabilities (net of businesses disposed)
Trade accounts receivable	3.4	(45.8)
Inventories	225.0	(205.3)
Trade accounts payable	(68.1)	125.3
Other assets and liabilities	109.0	(129.9)
Dividends from unconsolidated affiliates	85.1	34.0
Net cash flow provided by operating activities	1,237.3	651.5

Investing activities
Proceeds from sale of a business	1.0	95.2
Proceeds from sale of intangible asset	—	13.6
Capital expenditures (including software)	(263.9)	(262.0)
Other investing activities	2.4	6.8
Net cash flow used in investing activities	(260.5)	(146.4)

Financing activities
Short-term borrowings (repayments), net	(964.6)	698.3
Proceeds from issuances of long-term debt	496.4	—
Payment of debt issuance costs	(1.1)	—
Long-term debt repayments	(268.1)	(772.0)
Proceeds from exercised stock options	16.6	41.4
Taxes withheld and paid on employee stock awards	(10.8)	(19.4)
Common stock acquired by purchase	(35.7)	(38.8)
Dividends paid	(418.5)	(396.7)
Other financing activities	1.6	—
Net cash flow used in financing activities	(1,184.2)	(487.2)

Effect of exchange rate changes on cash and cash equivalents	40.0	(35.6)
Decrease in cash and cash equivalents	(167.4)	(17.7)
Cash and cash equivalents at beginning of period	334.0	351.7

Cash and cash equivalents at end of period	$ 166.6	$ 334.0